Exhibit 99.1

Marlin Business Services Corp. CFO to Resign

Mount Laurel, NJ. – December 14, 2005 - Marlin Business Services Corp. (NASDAQ: MRLN), a nationwide provider of equipment leasing solutions, announced today that Bruce E. Sickel is resigning his employment with the Company effective March 3, 2006 to pursue other interests.  Mr. Sickel will continue to serve as the Company’s Chief Financial Officer until the earlier of March 3, 2006 or the date his successor is named.  The Company has commenced a search for Mr. Sickel’s replacement.

“Bruce has made valuable contributions to Marlin since joining us in 2003,” said Daniel P. Dyer, Chairman and CEO of Marlin Business Services Corp. “We wish him well in his future endeavors.”

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses.  The Company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as “small-ticket “ leasing  (i.e. transactions less than $250,000).  The Company was founded in 1997 and completed its initial public offering of common stock November 12, 2003.   In addition to Mount Laurel, NJ, Marlin also has regional offices in or near Atlanta, Chicago, Denver and Philadelphia.  For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

Contact:
George Pelose, General Counsel, 888-479-9111 X4142